Exhibit 99.1

PRESS RELEASE

Stockholders Approve Recapitalization

New Class C Common Stock Expected to Begin Trading on May 15, 2015

PRINCETON, NJ; May 5, 2015—NRG Yield, Inc. (NYSE:NYLD) (the “Company”) today announced that its stockholders had approved its previously announced recapitalization. Under the terms of the recapitalization, the Company will amend its Certificate of Incorporation (“Amended Certificate”) to create the new Class C and Class D common stock and distribute the Class C and Class D common stock to holders of the Class A and Class B common stock, respectively, through a one-for-one stock split (the “Recapitalization”).

When will the recapitalization become effective?

We intend to file the Amended Certificate with the Secretary of State of the State of Delaware after trading closes on our Class A common stock on May 14, 2015. Once the Amended Certificate is filed, the new Class C and Class D common stock will be created and the stock split will be effective.

How will the stock split work?

•                                          Each Class A share will be split into one Class A and one Class C share

•                                          Each Class B share will be split into one Class B and one Class D share

For example, if an investor had 100 shares of Class A common stock before the recapitalization, the investor will have 100 shares of Class A common stock plus 100 shares of Class C common stock after the recapitalization.

Which stockholders will be entitled to receive the Class C common stock?

Each holder of the existing Class A common stock at the time of the filing of the Amended Certificate will be entitled to receive a Class C share for each Class A share owned on May 14, 2015. Because the distribution of the Class C shares will be done through a stock split, there will be no record date.

Which classes of stock will trade on the New York Stock Exchange (NYSE)?

•                                          The Class A common stock will continue to trade on the NYSE.

•                                          The Class C common stock will trade on the NYSE.

•                                          The Class B common stock will remain unlisted and not publicly traded.

•                                          The Class D common stock will be unlisted and not publicly trade.

What ticker symbols will the stock classes have?

•                                          The Class A common stock will trade under the new symbol “NYLD.A”

•                                          The new Class C common stock will trade under the original symbol “NYLD”

What are the CUSIP numbers for the Class A and Class C common stock?

•                                          While the features and characteristics of the Class A common stock are not changing, the Class A common stock will have a new CUSIP number to reflect the stock split. The new CUSIP number will be 62942X306.

•                                          The CUSIP number for the Class C common stock will be 62942X405.

When will trading begin on the Class A and Class C common stock?

When markets open on May 15, 2015, trading will begin on the Class A common stock under the new CUSIP number and the new Class C common stock.

If I am a retail investor, do I need to do anything?

On May 14, 2015, each Class A holder will automatically receive shares of the new Class C common stock one a one-for-one basis. No action is necessary.

For questions about the recapitalization, investors should contact MacKenzie Partners, Inc. at (800) 322-2885 or proxy@mackenziepartners.com.

About NRG Yield

NRG Yield owns a diversified portfolio of contracted renewable and conventional generation and thermal infrastructure assets in the U.S., including fossil fuel, solar and wind power generation facilities that provide the capacity to support more than 1.8 million American homes and businesses. Our thermal infrastructure assets provide steam, hot water and/or chilled water, and in some instances electricity, to commercial businesses, universities, hospitals and governmental units in multiple locations. NRG Yield is traded on the New York Stock Exchange under the symbol NYLD. Visit nrgyield.com for more information.

Safe Harbor Disclosure

This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to NRG Yield. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include the anticipated benefits of the recapitalization, and typically can be identified by the use of words such as “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG Yield believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at generation facilities, adverse results in current and future litigation, failure to identify or successfully execute acquisitions, NRG Yield’s ability to enter into new contracts as existing contracts expire, NRG Yield’s ability to acquire assets from NRG Energy, Inc. or third parties, NRG Yield’s ability to close the drop-down transactions, and its ability to maintain and grow our quarterly dividends.

NRG Yield undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG Yield’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG Yield’s future results included in NRG Yield’s filings with the Securities and Exchange Commission.

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Contacts:

Media:	Investors:
Marijke Shugrue	Matt Orendorff
609-524-5262	609-524-4526

Lindsey Puchyr
609-524-4527